Filed pursuant to Rule 424(b)(3)

Registration No. 333-161331

Prospectus

450,000 Units

450,000 Warrants

7,371,937 Shares of Common Stock

This prospectus relates to the offering of three categories of our securities. The categories include the following:

•      Underwriter Unit Purchase Option (“UPO”)

The first category relates to an option for the purchase of 450,000 Units with each Unit consisting of one share of our common stock, par value $0.0001 per share (“Common Stock”), and one warrant to purchase one share of our Common Stock (“Warrant”). There is only one holder of our UPO, which was issued to EarlyBirdCapital, Inc., the representative of the underwriters in our initial public offering (“IPO”). The UPO allows the holder to purchase Units at an exercise price of $8.80 per Unit or alternatively on a cashless basis.

The Units consist of 450,000 Warrants (“UPO Warrants”) and 450,000 shares of Common Stock (“UPO Common Stock”), which are issuable upon exercise of the UPO. Only the holder of the Units that are issuable upon the exercise of the UPO may receive the UPO Warrants and UPO Common Stock. Since the UPO Warrant allows for the purchase of one share of Common stock, this prospectus also relates to 450,000 shares of our Common Stock that underlie the UPO Warrants.

•      Common Stock Underlying IPO Warrants, Insider Warrants and Units

The second category of securities that this prospectus relates to are 4,705,956 shares of our Common Stock underlying Warrants and 28,045 shares of our Common Stock underlying outstanding Units. The 4,705,956 Warrants were part of 5,175,000 Units offered in our IPO on October 10, 2006 (including 675,000 Units subject to the underwriters’ over-allotment option) (“IPO Warrants”) and 1,136,364 Warrants purchased by our initial stockholders and affiliates in a private sale held concurrently with our IPO (“Insider Warrants”). During the period from November 26, 2008 through the date of this prospectus, we repurchased an aggregate of 1,605,408 Warrants resulting in an aggregate outstanding balance of 4,705,956 IPO Warrants and Insider Warrants. The 28,045 outstanding Units were part of the 5,175,000 Units offered in our IPO on October 10, 2006. Only the Holders of these Warrants may purchase from us shares of our Common Stock that are offered by this prospectus and that underlie the Warrants. Only the holders of these Units may acquire the shares of our Common Stock that are offered by this prospectus and that underlie the Units.

•      Resale of Common Stock by Selling Security Holders

The third category of securities that this prospectus relates to is 1,737,936 shares of our Common Stock, which may be offered for sale from time to time by selling security holders identified in this prospectus. We will not receive any of the proceeds from the sale of shares of Common Stock by the selling security holders.

Warrants — generally. Each of our Warrants, including the UPO Warrants, IPO Warrants and Insider Warrants, currently entitles its holder to purchase one share of common stock at a price of $5.00 per share and is exercisable beginning after the date that the registration statement relating to this prospectus becomes effective and ending on October 2, 2010, unless earlier redeemed. The ability to exercise the Warrants is subject to registration of the Common Stock issuable upon exercise of the Warrants. The Insider Warrants are identical to the UPO Warrants and IPO Warrants except that if we call the Warrants for redemption, the Insider Warrants may be exercisable on a cashless basis so long as they are held by the initial purchaser of such Warrants or their affiliates.

We do not know whether the holder of the UPO or the holders of each of the UPO Warrants, IPO Warrants or Insider Warrants, if any, will exercise the UPO or any of the Warrants. If the holder of the UPO exercises the UPO, we will receive $3,960,000 for the issuance of all of the Units underlying the UPO, unless the UPO is exercised on a cashless basis. If all of the UPO Warrants, IPO Warrants and Insider Warrants are exercised, and the Warrants are not exercised on a cashless basis upon redemption, then we will receive $25,875,280.

Other

Our Common Stock, Warrants and Units are quoted on the Nasdaq Global Market under the symbols “PRIM,” “PRIMW” and “PRIMU,” respectively. On September 10, 2009, the closing sales prices of our Common Stock, Warrants and Units on the Nasdaq Global Market were $7.38 per share, $2.20 per Warrant and $11.50 per Unit, respectively.

The mailing address and the telephone number of our principal executive offices are 26000 Commercentre Drive, Lake Forest, California 92630, telephone (949) 598-9242.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE RISKS. YOU SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION “RISK FACTORS” COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 7, 2009.

PRIMORIS SERVICES CORPORATION AND SUBSIDIARIES

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those financial statements incorporated by reference in this prospectus.

PRIMORIS SERVICES CORPORATION

Primoris Services Corporation, a Delaware corporation formed in October 2006, is a holding company of various subsidiaries which form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance, replacement and engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. Since 1946, our primary subsidiary, ARB, Inc. (“ARB”) and its predecessor, has been engaged in the construction industry.

Primoris installs, replaces, repairs and rehabilitates natural gas, refined product, water and wastewater pipeline systems, and also constructs mechanical facilities, and other structures, including power plants, petrochemical facilities, refineries and parking structures. In addition, we provide maintenance services, including inspection, overhaul and emergency repair services, for cogeneration plants, refineries and similar mechanical facilities.

ARB is engaged primarily in the infrastructure, underground pipeline, directional drilling, and other structure construction and maintenance services. Through our subsidiary Onquest, Inc., we provide engineering design services for fired heaters and furnaces primarily used in refinery applications. Through our subsidiary Cardinal Contractors, Inc., we construct water and wastewater facilities in the Southeast United States. A substantial portion of our activities are performed in the Western United States, primarily in California. In addition, we have strategic presences in Florida, Texas, Latin America and Canada.

Company History and Merger

On February 19, 2008, Rhapsody Acquisition Corp. (“Rhapsody”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Primoris Corporation, a privately held Nevada corporation (“Former Primoris”), and certain stockholders of Former Primoris. On July 31, 2008, with the consent of both the Rhapsody stockholders and the stockholders of Former Primoris, the merger was completed. While Rhapsody was the surviving legal entity in the merger, Former Primoris was treated as the acquiring entity for accounting purposes. From October 2006 until the merger, Rhapsody’s common stock, warrants to purchase common stock and Units (each unit consisting of one share of common stock and one warrant) traded on the OTC Bulletin Board under the symbols “RPSD”, “RPSDW” and “RPSDU”, respectively. In connection with the merger, Rhapsody changed its name to “Primoris Services Corporation,” whose common stock, Warrants and Units have traded since August 4, 2008 on the NASDAQ Global Market under the symbols “PRIM,” “PRIMW” and “PRIMU,” respectively.

Unless specifically noted otherwise, as used throughout this prospectus, “Primoris”, the “Company” or “we,” “our,” or “us” refers to the business, operations and financial results of Former Primoris prior to, and Primoris Services Corporation subsequent to, the closing of the merger on July 31, 2008, between us and Former Primoris as the context requires. “Rhapsody” refers to our operations or financial results prior to the closing of the merger.

As part of the merger, holders of all of the issued and outstanding shares of common stock of Former Primoris became entitled to receive an aggregate of (i) 23,587,200 shares of our common stock, par value $0.0001 per share (“Common Stock”) and the two foreign managers of Former Primoris were entitled to receive 507,600 shares of Common Stock, for a total of 24,094,800 shares of Common Stock at the closing of the merger (collectively, the “Former Primoris Holders”) plus (ii) the right to receive 2,500,000 additional shares (allowing for rounding) of our Common Stock for each of the fiscal years ending December 31, 2008 and 2009 for a total of 5,000,000 additional shares, provided that we achieve specified performance (as defined in the Merger Agreement) milestones. Of the 24,094,800 shares of Common Stock issued at the closing of the merger, 1,807,110 were required to be placed into escrow to provide funds to satisfy Rhapsody’s rights to indemnification under the Merger Agreement. As of December 31, 2008, the Company achieved the specified performance milestone for 2008 and consequently, 2,500,025 shares were issued to the Former Primoris stockholders in March 2009, which included 52,668 shares issued to the two foreign managers of Former Primoris.  Of the remaining 2,500,000 shares of Common Stock which are issuable if we achieve specified performance milestones for the fiscal year ending December 31, 2009, 52,668 shares are issuable to the two foreign managers of Former Primoris.

At the time of the merger in July 2008, Brian Pratt, the Chief Executive Officer and President of the Company, beneficially held more than 50% of the voting power of the Company, through his ownership of shares of our Common Stock and by the delivery of revocable proxies to Mr. Pratt from certain of our stockholders. As a result, the Company is considered a “controlled company” for purposes of the NASDAQ listing requirements (a corporation which more than 50% of the voting power is held by an individual, a group or another company). Therefore, the Company is not subject to the NASDAQ listing requirements that would otherwise require the Board of Directors to have a majority of independent directors and the compensation and nominating committees to be comprised entirely of independent directors. Accordingly, the Company’s stockholders will not have the same protections afforded to stockholders of companies that are subject to all of such NASDAQ corporate governance requirements, and the ability of independent directors to influence the business policies and affairs will likely be substantially reduced. However, as of March 17, 2009 the Board of Directors determined that five of the eight directors were independent under the applicable NASDAQ listing requirements.

The merger was accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, Rhapsody was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the operations and management of Former Primoris comprising the ongoing operations and management of the Company after the merger. In accordance with guidance applicable to these circumstances, the merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger was treated as the equivalent of Former Primoris issuing stock for Rhapsody’s net assets, accompanied by a recapitalization. Our pre-merger net assets are stated at historical cost, with no goodwill or other intangible assets recorded as part of the merger transaction. Operations prior to the merger are those of Former Primoris.

Services

We provide services in two business segments, Construction Services and Engineering. Construction Services represented approximately 84.7% of revenues for 2008 and 85.9% in 2007. Engineering represented approximately 15.3% of revenues in 2008 and 14.1% in 2007. The segments include services as follows:

Construction Services:

The Construction Services segment specializes in a range of services that include designing, building/installing, replacing, repairing/rehabilitating and providing management services for construction related projects. Our services include:

•                  Providing installation of underground pipeline, cable and conduits for entities in the petroleum, petrochemical and water industries;

•                  Providing installation and maintenance of industrial facilities for entities in the petroleum, petrochemical and water industries; and

•                  Providing installation of complex commercial and industrial cast-in-place structures.

Engineering:

The Engineering segment specializes in designing, supplying and installing high-performance furnaces, heaters, burner management systems, and related combustion and process technologies for clients in the oil refining, petrochemical, and power generation industries. It also furnishes turnkey project management with the technical expertise and the ability to deliver custom engineering solutions worldwide.

Strategy

Our strategy emphasizes the following key elements:

•                  Diversification through Controlled Expansion.  We continue to emphasize both the expansion of services beyond our traditional focus and the addition of new customers. We intend to continue to evaluate acquisitions that offer growth opportunities and the ability to leverage our resources as a leading service provider to the oil and gas, power, refining and water industries. The current strategy also includes selective expansion to new geographic regions.

•                  Emphasis on Retention of Existing Customers and Recurring Revenue.  In order to fully leverage our relationships with our existing customer base, we believe it is important to maintain strong customer relationships and to expand our base of recurring revenue sources and recurring customers.

•                  Ownership of Equipment.  Many of our services are equipment intensive. The cost of construction equipment provides a significant barrier to entry into several of our businesses. We believe that our ownership of a large and varied construction fleet and our maintenance facilities enhances our access to reliable equipment at a favorable cost.

•                  Stable Work Force.  We maintain a stable work force of skilled, experienced laborers, many of whom are cross-trained in projects such as pipeline and facility construction, refinery maintenance, and piping systems.

•                  Selective Bidding.  We selectively bid on projects that we believe offer an opportunity to meet our profitability objectives, or that offer the opportunity to enter promising new markets. In addition, we review our bidding opportunities to attempt to minimize concentration of work with any one customer, in any one industry, or in stressed labor markets.

•                  Focus on Private Sector Work.  We focus on private sector work, which we believe is generally more profitable than public sector work and which allows for the development of long-term customer relationships. Through the twelve months ended December 31, 2008, approximately $454 million or 74.6% of our revenue was derived from private sector projects. In 2007, revenue of approximately $346 million, or 75.3% of our revenue, was derived from private sector projects.

Corporate Information

Our principal executive offices are located at 26000 Commercentre Drive, Lake Forest, California 92630.  Our telephone number is (949) 598-9242.  Our Internet address is www.PrimorisCorp.com.  Information contained on, or that is accessible through, our websites should not be considered to be part of this prospectus.

THE OFFERING

This prospectus relates to three categories of securities for the Company.  The categories include the following:

•                  Underwriter Unit Purchase Option (“UPO”)

Units underlying Unit Purchase Option (“UPO Units”)	450,000 UPO Units, at $8.80 per unit, each UPO Unit consisting of:

• one share of Common Stock; and

• one warrant to purchase one share of Common Stock at $5.00 per share (“UPO Warrants”).

UPO Warrants included as part of UPO Units	450,000 UPO Warrants

Common Stock included as part of UPO Units (“UPO Common Stock”)	450,000 shares of Common Stock

Common Stock underlying UPO Warrants	450,000 shares of Common Stock

Units outstanding prior to the offering of the UPO Units (1)	28,045 Units

Units outstanding after the offering of the UPO Units	478,045 Units

Warrants outstanding prior to the offering of the UPO Warrants	4,705,956 Warrants

Warrants outstanding after the offering of the UPO Warrants	5,155,956 Warrants

Common Stock outstanding prior to offering of UPO Common Stock and Common Stock underlying UPO Warrants	32,477,364 shares of Common Stock

Common Stock outstanding after offering of UPO Common Stock and underlying UPO Warrants	33,377,364 shares of Common Stock

Use of proceeds from the offering under the UPO

All of the proceeds from the offering of the Units underlying the UPO, UPO Warrants, the UPO Common Stock and the Common Stock underlying the UPO Warrants under this prospectus will be used for general corporate purposes. See “Use of Proceeds.”

(1) At the time of our initial public offering, we offered 5,175,000 Units, not including the UPO Units, with each Unit consisting of one share of Common Stock and one Warrant exercisable for one share of Common Stock. As of October 7, 2009, holders of 5,146,955 Units have converted their Units to shares of Common Stock and to Warrants resulting in a balance of 28,045 Units outstanding.

A total of 450,000 Units offered by us pursuant to this prospectus represent the Units underlying the Unit Purchase Option (“UPO”), which was issued to EarlyBirdCapital, Inc., the representative of the underwriters in our initial public offering (“IPO”).  Each of these Units consists of 450,000 shares of Common Stock and 450,000 Warrants, which are also offered by us pursuant to this prospectus.  Additionally, 450,000 shares of Common Stock offered by us pursuant to this prospectus represent the shares of Common Stock underlying the UPO Warrants.  The number of Units, Warrants and shares of Common Stock that will be outstanding upon the completion of the applicable issuance of Units, Warrants and/or Common Stock is based on 28,045 Units, 4,705,956 Warrants and 32,477,364 shares of Common Stock outstanding as of October 7, 2009.

•                  Common Stock Underlying IPO Warrants, Insider Warrants and Units

Common Stock underlying IPO Warrants (defined below) and Insider Warrants (defined below)	4,705,956 shares of Common Stock

Common Stock underlying Units (1)	28,045 shares of Common Stock

Common Stock outstanding prior to offering of Common Stock underlying IPO Warrants, Insider Warrants, and Units	32,477,364 shares of Common Stock

Common Stock outstanding after offering of Common Stock underlying IPO Warrants, Insider Warrants and Units	37,211,365 shares of Common Stock

Use of proceeds from the offering of Common Stock underlying the IPO Warrants and Insider Warrants

All of the proceeds from the offering of Common Stock underlying the IPO Warrants and Insider Warrants under this prospectus will be used for general corporate purposes. See “Use of Proceeds.”  We will not receive any proceeds from the offering of Common Stock underlying the Units.

(1) At the time of our initial public offering, we offered 5,175,000 Units, not including the UPO Units, with each Unit consisting of one share of Common Stock and one Warrant exercisable for one share of Common Stock. As of October 7, 2009, holders of 5,146,955 Units have converted their Units to shares of Common Stock and to Warrants resulting in a balance of 28,045 Units outstanding.

A total of 4,705,956 of the shares of Common Stock offered by us pursuant to this prospectus represent the shares of Common Stock underlying the IPO Warrants and Insider Warrants and 28,045 shares of Common Stock offered by us pursuant to this prospectus represent shares of Common Stock underlying Units.  In our IPO, we issued 5,175,000 Units (including 675,000 Units subject to the underwriters’ over-allotment option), which Units were comprised of one share of Common Stock and one Warrant.  We refer to the Warrants underlying the Units offered in our IPO as the “IPO Warrants.”  Simultaneous with our IPO, we sold 1,136,364 of our Warrants to our initial stockholders and affiliates in a private sale (“Insider Warrants”).  Since their original issuance, we have repurchased an aggregate of 1,605,408 of the IPO Warrants and Insider Warrants.  The 28,045 outstanding Units were part of the 5,175,000 Units offered in our IPO.  The number of shares of Common Stock that will be outstanding upon the completion of the issuance of Common Stock underlying the IPO Warrants and Insider Warrants is based on 32,477,364 shares of Common Stock outstanding as of October 7, 2009.

•                  Resale of Common Stock by Selling Security Holders

Common Stock offered by the selling security holders	1,737,936 shares of Common Stock

Common Stock outstanding prior to the sale of Common Stock by the selling security holders	32,477,364 shares of Common Stock

Common Stock outstanding after the sale of Common Stock by the selling security holders	34,215,300 shares of Common Stock

Use of proceeds from the resale of Common Stock by the selling security holders	All of the proceeds from the resale of Common Stock by the selling security holders will be received by the selling security holders. See “Use of Proceeds.”

The Common Stock offered by the selling security holders represents 1,737,936 outstanding shares of Common Stock including 52,668 shares of Common Stock that may be issued if we achieve certain performance milestones for the year ending December 31, 2009.  The number of shares of Common Stock that will be outstanding upon the completion of the resale of Common Stock by the selling security holders is based on 32,477,364 shares of Common Stock outstanding as of October 7, 2009.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or Commission, as well as any amendments thereto reflected in subsequent filings with the Commission, which are incorporated herein by reference in their entirety (the “Primoris Services Corporation Risk Factors”).

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the Primoris Services Corporation Risk Factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in any prospectus supplement. Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus and any prospectus supplement. These statements relate to our expectations about future events.  Discussions containing forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Commission. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties described below under “Special Note Regarding Forward-Looking Statements,” that could cause actual results to differ materially from those anticipated in the forward-looking statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements concerning future conditions in the engineering and construction services industries, and concerning our future business, financial condition, operating strategies, and operational and legal risks. We use words like “believe,” “expect,” “may,” “will,” “could,” “seek,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “future,” “plan” or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under the caption “Risk Factors” above, contained in any applicable prospectus supplement and contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the engineering and construction services industries, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our Common Stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unit Purchase Option

We intend to use the net proceeds from the offering under this prospectus of the Units underlying the UPO, the UPO Warrants, the UPO Common Stock and the Common Stock underlying the UPO Warrants for general corporate purposes.  These purposes may include funding capital expenditures, working capital, repayment of debt and investments.  However, if all or a portion of the UPO is exercised on a cashless basis, the proceeds that we will receive from issuance of the Units underlying the UPO may be minimal or equal to zero dollars.

Common Stock Underlying IPO Warrants, Insider Warrants and Units

We intend to use the net proceeds from the offering under this prospectus of Common Stock underlying the IPO Warrants and Insider Warrants for general corporate purposes.  These purposes may include funding capital expenditures, working capital, repayment of debt and investments.  However, if the Insider Warrants are exercised on a cashless basis, as described below in “Description of Securities,” the proceeds that we will receive from the issuance of Common Stock underlying the Insider Warrants may be minimal or equal to zero dollars. We will receive no proceeds from the offering under this prospectus of Common Stock underlying the Units.

Resale of Common Stock by Selling Security Holders

We will not receive any of the proceeds from the resale of Common Stock by the selling security holders under this prospectus. Rather, all proceeds will be received by the selling security holders.

DIVIDEND POLICY

Subsequent to the July 2008 merger, the Merger Agreement provided that our Board of Directors will initially declare and pay annual dividends on our Common Stock at a rate of not less than $0.10 per share; provided, however, that the Board of Directors will not declare any such dividend unless, at the time of declaration, there is adequate surplus for such declaration under Delaware law, or if the Board of Directors, in the exercise of their business judgment, believes that it would be prudent to cancel or modify the dividend payment. The payment of dividends subsequent to the merger are contingent upon our revenues and earnings, if any, capital requirements and general financial condition of the company, as well as contractual restrictions and other considerations deemed relevant by the Board of Directors.

On August 8, 2008, our Board of Directors declared a cash dividend of $0.025 per share on our outstanding shares of Common Stock, payable to stockholders of record as of September 23, 2008. These dividends were paid on October 10, 2008. Cash dividends have since been paid each subsequent quarter for stockholders of record as of December 23, 2008, as of March 31, 2009 and as of June 30, 2009.  On August 7, 2009, our Board of Directors declared a cash dividend of $0.025 per share of Common Stock, payable to stockholders of record as of September 30, 2009 and payable on or about October 15, 2009.

We anticipate that future quarterly dividends, if and when declared by the Board pursuant to this policy, would likely be distributable on or about the fifteenth day of each of the months of October, January, April and July. There can be no guarantees that we will have the financial wherewithal to fund this dividend in perpetuity or to pay it at historic rates. Further, the Board may decide not to pay the dividend at some future time for financial or non-financial reasons.

SELLING SECURITY HOLDERS

Selling Security Holder Table

This prospectus covers the offer and sale by the selling security holders of up to 1,737,936 shares of Common Stock, including 1,685,268 of Common Stock currently outstanding and 52,668 shares of Common Stock that may be issued in the future, as discussed below.  The selling security holders are certain individuals who purchased shares of Common Stock prior to our IPO (“Founders”) and two foreign managers of Former Primoris who received shares of Common Stock in a Regulation S offering, in consideration of entering into certain termination agreements (“Foreign Managers”).  The total shares of Common Stock being offered consists of the following:

•	Shares of Common Stock that Founders purchased in April 2006	1,125,000
•	Shares of Common Stock issued in July 2008 to the Foreign Managers pursuant to termination agreements	507,600
•	Shares of Common Stock issued upon the achievement of a certain performance milestone as of December 31, 2008	52,668
•	Shares of Common Stock that are issuable if a certain performance milestone is achieved as of December 31, 2009	52,668
		1,737,936

In April 2006, the Founders purchased 1,125,000 shares of our Common Stock for $25,000 in cash, at a purchase price of approximately $0.02 per share (the “Founders Purchase Transaction”).  As of the IPO, all of the Founders and all of our officers and directors, placed their initial shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), these shares were not transferable during the escrow period and were not to be released from escrow until one year after Rhapsody’s consummation of a business combination with Former Primoris or earlier if, following the business combination, we engaged in a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.  The shares of Common Stock held in escrow on behalf of the Founders were released from escrow in August 2009.  A majority of the Founders and holders of the Insider Warrants are entitled to demand that we register their shares pursuant to an agreement signed in connection with our IPO.  The holders of the majority of their shares could elect to exercise these registration rights commencing three months prior to the date on which these shares of Common Stock were released from escrow.  In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the business combination.  We are to bear the expenses incurred in connection with the filing of any such registration statements.  As of the date of this prospectus, we have not received a demand to register the Founder’s shares pursuant to the registration rights agreement.

In July 2008, the two Foreign Managers, pursuant to certain termination agreements, received a total of 507,600 shares of Common Stock.  In addition, to the extent we achieve certain performance milestones in the fiscal years ending December 31, 2008 and 2009, as set forth in the Merger Agreement, the Foreign Managers are entitled to receive 52,668 shares of Common Stock for each such year.  We achieved the relevant performance milestone for the fiscal year ended December 31, 2008.

The following table sets forth, to our knowledge, certain information about the selling security holders as of October 7, 2009, the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the preceding sections or in the footnotes to the table (i) each selling security holder has indicated to us that it is acting individually, not as a member of a group, and (ii) none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“Commission”), and includes voting or investment power with respect to the securities.  To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.  Shares of Common Stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of Common Stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.  Percentage of beneficial ownership is based on 32,477,364 shares of Common Stock outstanding as of the date of the table.  The amount of shares shown as beneficially owned after the offering is based on the assumption that all shares being offered are sold.

The shares of Common Stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below.

Name of	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Being		Shares of Common Stock Beneficially Owned After Offering
Selling Security Holder	Number		Percentage	Offered		Number		Percentage

Eric S. Rosenfeld (1)	1,878,636	(2)	5.8%	765,000	(14)	1,113,636		3.4%

Rosenfeld 1991 Children’s Trust	106,840	(3)	*	106,840	(14)	—		*

Arnaud Ajdler (4)	52,632		*	50,632	(14)	2,000	(15)	*

Leonard B. Schlemm	197,314	(5)	*	40,632	(14)	156,682		*

Jon Bauer (6)	108,814		*	40,632	(14)	68,182	(16)	*

Colin D. Watson (7)	108,814		*	40,632	(14)	68,182	(16)	*

Joel Greenblatt (8)	40,632		*	40,632	(14)	—		*

David Sgro	21,000	(9)	*	20,000	(14)	1,000		*

Greg Monahan	20,000		*	20,000	(14)	—		*

Combustion Automation Inc. (10)	528,168	(11)	1.6%	528,168	(11)	—		*

Albert Morteboy (12)	84,768	(13)	*	84,768	(13)	—		*
	3,147,618			1,737,936		1,409,682

*	Less than 1.0%.
(1)

Mr. Rosenfeld served as Rhapsody’s Chairman of the Board, Chief Executive Officer and President. After the merger between Rhapsody and Former Primoris, Mr. Rosenfeld has served as one of our directors.

(2)

Excludes 106,840 shares of Common Stock held by the Rosenfeld 1991 Children’s Trust, the sole trustee of which is Mr. Rosenfeld’s wife, Lisa Rosenfeld. Includes 765,000 shares of Common Stock acquired in April 2006 in the Founders Purchase Transaction, 250,000 shares of Common Stock purchased in the open market, and 863,636 shares of Common Stock issuable upon the exercise of Warrants issued on a private placement basis.  An aggregate of 1,136,364 Warrants were purchased concurrent with the filing of our IPO in October 2006 by certain insiders for an aggregate of $1,250,000 in cash, or $1.10 per warrant (the “Insider Warrant Transaction”)

(3)	Includes 106,840 shares of Common Stock acquired in April 2006 in the Founders Purchase Transaction. The sole trustee of the Rosenfeld 1991 Children’s Trust is Mr. Rosenfeld’s wife, Lisa Rosenfeld.
(4)	Mr. Ajdler served as Rhapsody’s Secretary and one of its Directors.
(5)

Includes 68,182 shares of Common Stock issuable upon the exercise of Warrants purchased in the Insider Warrant Transaction, and 88,500 shares of Common Stock purchased in the open market.  Mr. Schlemm served as one of Rhapsody’s Directors.

(6)	Mr. Bauer served as one of Rhapsody’s Directors.
(7)	Mr. Watson served as one of Rhapsody’s Directors.
(8)	Mr. Greenblatt served as a Special Advisor to Rhapsody.
(9)

Includes 20,000 shares of Common Stock acquired in April 2006 in the Founders Purchase Transaction, plus 1,000 shares of Common Stock purchased in the open market.  Mr. Sgro served as Rhapsody’s Chief Financial Officer. After the merger between Rhapsody and Former Primoris, Mr. Sgro has served as one of our directors.

(10)	Mr. Newnham is the sole shareholder of Combustion Automation Inc. Mr. Newnham is a manager at our subsidiary Born Heaters Canada ULC.
(11)

Includes 437,400 shares of Common Stock that were  issued in July 2008 pursuant to a termination agreement, 45,384 shares of Common Stock issued upon achievement of a certain performance milestone as of December 31, 2008, and 45,384 shares of our Common Stock that are issuable to Mr. Newnham if we achieve a certain performance milestone in the fiscal year ending December 31, 2009.

(12)	Mr. Morteboy is President of ARB Ecuador Cia, Ltda, one of our subsidiaries.
(13)

Includes 70,200 shares of Common Stock that were issued in July 2008 pursuant to a termination agreement, 7,284 shares of Common Stock issue upon achievement of a certain performance milestone as of December 31, 2008, and 7,284 shares of our Common Stock that are issuable to Mr. Morteboy if we achieve a certain performance milestone in the fiscal year ending December 31, 2009.

(14)	Represents shares of Common Stock acquired in April 2006 in the Founders Purchase Transaction.
(15)	Represents shares of Common Stock purchased in the open market.
(16)	Represents shares of Common Stock issuable upon the exercise of Warrants purchased in the Insider Warrant Transaction.

PLAN OF DISTRIBUTION

We are registering 450,000 Units underlying the UPO, 450,000 shares of Common Stock and 450,000 UPO Warrants, which are included in such Units, and 450,000 shares of Common Stock underlying the UPO Warrants.   As a result, we are only offering the UPO Units, the UPO Common Stock, the UPO Warrants and the Common Stock underlying the UPO Warrants to the holder of the UPO.  We will bear all costs, expenses and fees in connection with the registration of the UPO Units, UPO Common Stock, UPO Warrants and the Common Stock underlying the UPO Warrants, which are offered in this prospectus. The holder of the UPO will bear any brokerage commissions and similar selling expenses that may result from their resale of any such Units, Warrants or shares of Common Stock.

The UPO Units offered by us through this prospectus will be issued upon surrender of the associated UPO certificate, completion of documentation to evidence the exercise of the UPO and payment of the exercise price of $8.80 per Unit in cash or by certified check or official bank check, to us.  Upon proper exercise of the UPO, we will instruct our transfer agent, Continental Stock Transfer & Trust Company, to issue the Units underlying the exercised UPO in the name of the person as directed by the holder of the UPO. The holder of the UPO may exercise all or any portion of the UPO at any time on or prior to 5:00 p.m. New York City time on October 2, 2011, however, after October 2, 2010, no UPO Warrants can be issued. Once issued to the holder of the UPO upon proper exercise of the UPO, the Units registered in the registration statement of which this prospectus forms a part will be freely tradeable in the hands of persons other than our affiliates.

Copies of this prospectus will be delivered to the record holder of the UPO promptly following the effective date of the registration statement of which this prospectus forms a part.  The UPO holder who desires to purchase the UPO Units under this prospectus must properly exercise its UPO on or before October 2, 2011.

We are registering an aggregate of 5,175,056 shares of Common Stock underlying each of the UPO Warrants, IPO Warrants and Insider Warrants.  A “Warrant Holder” may include persons who receive Warrants or shares of Common Stock from a Warrant Holder after the date of this prospectus.  We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock underlying each of the Warrants offered in this prospectus. The Warrant Holders will bear any brokerage commissions and similar selling expenses that may result from their resale of the shares of Common Stock offered in this prospectus.

The shares of Common Stock underlying the Warrants offered by us through this prospectus will be issued upon surrender of the associated warrant certificate, completion of documentation to evidence the exercise of the Warrant and payment of the exercise price of $5.00 per share in cash, good certified check or good bank draft, to our warrant agent, Continental Stock Transfer & Trust Company. Upon proper exercise of a Warrant, our warrant agent will issue the shares of Common Stock underlying the exercised Warrant in the name of the person as directed by the Warrant Holder. The Warrant Holder may exercise all or any portion of a Warrant beginning after the date that the registration statement relating to this prospectus becomes effective and ending at 5:00 p.m. New York City time on October 2, 2010, unless earlier redeemed. Once issued to a Warrant Holder upon proper exercise of a Warrant, the shares of Common Stock registered in this registration statement of which this prospectus forms a part will be freely tradeable in the hands of persons other than our affiliates.

Copies of this prospectus will be delivered to the record holders of our Warrants promptly following the effective date of the registration statement of which this prospectus forms a part. Any Warrant Holder who desires to purchase shares of Common Stock under this prospectus must properly exercise his or her warrants on or before October 2, 2010.

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our Common Stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

•              ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•              block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•              purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•              an exchange distribution in accordance with the rules of the applicable exchange;

•              privately negotiated transactions;

•              to cover short sales made after the date that the registration statement, of which this prospectus is a part, is declared effective by the Commission;

•              broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•              a combination of any of these methods of sale; and

•              any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 or Regulation S under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of Common Stock offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 90,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 32,477,364 shares of Common Stock are outstanding.  No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of Common Stock and one Warrant. Each Warrant entitles the holder to purchase one share of Common Stock.

Common stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.  Our Board of Directors is divided into three classes, each of which will generally serve for a term of three years with only one class of Directors being elected in each year. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of Directors can elect all of the Directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. No shares of preferred stock have been currently issued. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

There are currently 4,705,956 Warrants outstanding.  In our IPO, we issued 5,175,000 Units (including 675,000 Units subject to the underwriters’ over-allotment option), which Units were comprised of one share of Common Stock and one Warrant.  Simultaneous with our IPO, we sold 1,136,364 of our Warrants to our initial stockholders and affiliates in a private sale.  Since their original issuance, we have repurchased an aggregate of 1,605,408 of the IPO Warrants and Insider Warrants.

Each Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $5.00 per share, subject to adjustment as discussed below.

The Warrants will expire at 5:00 p.m. New York City time on October 2, 2010.

We may call the Warrants for redemption (including the IPO Warrants, Insider Warrants and UPO Warrants),

•	in whole and not in part,

•

at a price of $.01 per warrant at any time while the warrants are exercisable (which will occur only if a registration statement relating to the Common Stock issuable upon exercise of the Warrants is effective and current),

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder, and

•

if, and only if, the reported last sale price of the Common Stock equals or exceeds $11.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to Warrant holders.

The redemption criteria for our Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption.

If we call our Warrants for redemption and our management does not take advantage of this option, the initial purchasers or their affiliates of the Insider Warrants would still be entitled to exercise their Insider Warrants still held by them for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Warrants will be exercisable unless at the time of exercise a prospectus relating to Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Registration Rights

The holders of our shares issued prior to the IPO, as well as the holders of the Insider Warrants (and underlying securities), are entitled to registration rights pursuant to an agreement to be signed prior to our IPO. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. The holders of a majority of the Insider Warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummated the July 2008 merger. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the July 2008 merger. We will bear the expenses incurred in connection with the filing of any such registration statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Commission.  The information incorporated by reference is considered to be a part of this prospectus.  We incorporate by reference the documents listed below and any future filings we make, including any filings filed after the date of the initial registration statement that this prospectus forms a part of and prior to the effectiveness of such registration statement, with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus.

•                  Our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 24, 2009 (File No. 001-34145);

•                  Our Current Report on Form 8-K for March 26, 2009, as filed with the Commission on March 31, 2009 (File No. 001-34145);

•                  Our Definitive Proxy Statement for our Annual Meeting of Stockholders held on May 19, 2009, as filed with the Commission on April 24, 2009 (File No. 001-34145);

•                  Our Quarterly Report on Form 10-Q for March 31, 2009, as filed with the Commission on May 13, 2009 (File No. 001-34145);

•                  Our Current Report on Form 8-K for May 13, 2009, as filed with the Commission on May 13, 2009 (File No. 001-34145);

•                  Our Current Report on Form 8-K for May 19, 2009, as filed with the Commission on May 26, 2009 (File No. 001-34145);

•                  Our Current Report on Form 8-K for July 9, 2009, as filed with the Commission on July 10, 2009 (File No. 001-34145);

•                  Our Current Report on Form 8-K for August 11, 2009, as filed with the Commission on August 12, 2009 (File No. 001-34145)

•                  Our Quarterly Report on Form 10-Q for June 30, 2009, as filed with the Commission on August 12, 2009 (File No. 001-34145); and

•                  The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the Commission on July 31, 2008 (File No. 001-34145), including any amendments or reports filed for purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Primoris Services Corporation

26000 Commercentre Drive

Lake Forest, California 92630

Attention: Secretary

Telephone: (949) 598-9242

LEGAL MATTERS

The validity of the 1,737,936 shares of common stock offered for resale in this offering was passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California. The validity of all other securities offered in this offering was passed upon for us by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Primoris Services Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in its report which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated herein by reference in reliance upon the reports of Moss Adams LLP given on their authority as experts in accounting and auditing.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

Our transfer agent, warrant agent and registrar is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with respect to the Common Stock, Warrants and Units offered in this prospectus with the Commission in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document that is filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit should be read along with the entire document. For further information regarding us and the Common Stock, Warrants and Units offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the Public Reference Room.

The Commission also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Commission. The Commission’s website address is http://www.sec.gov.

PRIMORIS SERVICES CORPORATION

PROSPECTUS

October 7, 2009

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When this prospectus or a supplement is delivered or a sale is made pursuant to this prospectus or a supplement, it is not implied that the information is current as of the date of the delivery or sale.